GE ANNOUNCES THIRD QUARTER 2021 RESULTS
Strong performance continues; raises 2021 adjusted EPS* outlook, narrows Industrial free cash flow* range
•Total orders $22.1B, +42%; organic orders +42%
•Total revenues (GAAP) $18.4B, (1)%; Industrial organic revenues* $17.6B, (1)%
•Industrial profit margin (GAAP) of 5.0%, +1,220 bps; adjusted Industrial profit margin* 7.5%, +270 bps
•Continuing EPS (GAAP) of $0.54, +$1.58; adjusted EPS* $0.57, +$0.19
•GE Industrial CFOA (GAAP) $1.7B, +$1.6B; GE Industrial free cash flow* $1.7B, +$1.8B, excluding discontinued factoring programs*
•Updating 2021 outlook for Industrial organic revenue* growth to approximately flat, adjusted Industrial profit margin* expansion to 350+ basis points, adjusted EPS* to $1.80–$2.10, Industrial free cash flow* to $3.75B–$4.75B

BOSTON — October 26, 2021 — GE (NYSE:GE) announced results today for the third quarter ending September 30, 2021.
GE Chairman and CEO H. Lawrence Culp, Jr. said, “The GE team delivered another strong quarter. Orders grew, margins expanded, our overall cash performance was significantly better, and Aviation is building momentum and showing continued signs of recovery. The teams are managing through a challenging operating environment, including global supply chain disruptions and onshore wind market pressure due to the U.S. Production Tax Credit. Against that backdrop, we're raising our 2021 EPS expectations and narrowing our full-year free cash flow outlook."
Culp continued, "Closing the GECAS transaction on November 1 will mark an important milestone in GE’s transformation to a more focused, simpler, stronger high-tech industrial company. Our progress strengthening our balance sheet and operations enables us to drive long-term growth and value in our businesses. With leading positions in our markets, we are serving customers with vital equipment and services that shape the future of flight, advance precision health, and lead the energy transition. We remain on track to deliver high single-digit free cash flow margins over time."
GE continues to make progress in its transformation:
•Solidifying financial position and focusing on industrial core: GE and AerCap obtained all required regulatory clearances for the GECAS transaction and expect to close November 1, subject to other customary closing conditions. GE expects to use the proceeds to further reduce debt, with total reduction since the end of 2018 now expected to reach approximately $75 billion. Following close, the remainder of GE Capital will be reported within Corporate, simplifying the presentation of GE's results and moving from three-column to one-column financial statement reporting.
•Accelerating lean and decentralization: GE's lean transformation continues to scale across the businesses and drive meaningful and sustainable progress in safety, quality, delivery, cost, and cash. The teams are making improvements in both manufacturing and transactional settings, such as 10% faster turnaround time at Aviation's overhaul and component repair shops and 30% average billing cycle time improvement at Steam Power.
•Driving long-term growth and value across our businesses: GE is playing offense through commercial execution, new product introductions, and technology innovation, complemented by inorganic growth:
•Future of Flight: Completed first flight of the CatalystTM engine, the first clean-sheet turboprop design to enter the business and general aviation market in 50 years. Secured an order from Hindustan Aeronautics Limited (HAL) for nearly 100 F404 engines and support services, valued at more than $700 million.
•Precision Health: Will acquire BK Medical for a cash purchase price of $1.45 billion, expanding Healthcare’s ultrasound platform from diagnostics to surgical and therapeutic interventions, as well as patient monitoring. Introduced Edison True Picture Archive and Communication System (TruePACS), an AI-enabled, cloud-based diagnostic imaging and workflow solution for radiologists.
•Energy Transition: Started operating GE’s Haliade-X offshore wind prototype turbine at 14 MW, a first in the industry. Delivered, installed, and commissioned four TM2500 aeroderivative gas turbines to complement renewable power generation in California, helping to enhance reliability and sustainability of the grid.
* Non-GAAP Financial Measure
Financials reflect 3Q'21 quarterly results; variances are on a year-over-year basis

Total Company Results
We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 5 - 10 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

	Three months ended September 30			Nine months ended September 30
Dollars in millions; per-share amounts in dollars and diluted	2021	2020	Year on Year	2021	2020	Year on Year
GAAP Metrics
GE Industrial Cash from Operating Activities (CFOA)	$1,690	$90	F	$(832)	$(3,175)	74%
Continuing EPS	0.54	(1.04)	F	(0.01)	3.39	U
Net EPS	1.08	(1.09)	F	(2.61)	2.41	U
Total Revenues	18,429	18,529	(1)%	53,826	54,823	(2)%
GE Industrial Profit Margin	5.0%	(7.2)%	1,220 bps	2.0%	8.3%	(630) bps
Non-GAAP Metrics
GE Industrial Free Cash Flows (FCF)	$1,727	$514	F	$1,270	$(3,761)	F
Adjusted EPS-a)	0.57	0.38	50%	1.20	(0.55)	F
GE Industrial Organic Revenues	17,636	17,876	(1)%	50,577	51,496	(2)%
Adjusted GE Industrial Profit-b)	1,337	865	55%	3,099	1,231	F
Adjusted GE Industrial Profit Margin-b)	7.5%	4.8%	270 bps	6.0%	2.3%	370 bps
(a- Excludes non-operating benefit costs, gains (losses), and restructuring & other charges
(b- Excludes interest and other financial charges, non-operating benefit costs, gains (losses), and restructuring & other charges

In the third quarter:

•GE Capital completed its annual Insurance premium deficiency test, which resulted in a positive margin with no impact to earnings for the second consecutive year. The margin increase was largely driven by a higher discount rate, reflecting further development of GE's previously-communicated investment portfolio realignment strategy with a higher allocation towards select growth assets.
•As previously reported, GE completed the 1-for-8 reverse stock split. GE common stock began trading on a split-adjusted basis on August 2, 2021. Effective this quarter, shares of GE's outstanding common stock and earnings per share calculation have been retroactively restated for all periods presented.

Outlook

GE is updating its full-year 2021 outlook for the company, and it now expects:

	2021 Outlook, as of March 2021	2Q Earnings Update, as of July 2021	3Q Earnings Update, as of October 2021
GE Industrial organic revenue*	Low single-digit growth	Low single-digit growth	~Flat
Adjusted GE Industrial profit margin*	250+ bps expansion	250+ bps expansion	350+ bps expansion
Adjusted earnings per share*	$1.20–$2.00-a)	$1.20–$2.00-a)	$1.80–$2.10
GE Industrial free cash flow*	$2.5–$4.5 billion	$3.5–$5.0 billion	$3.75–$4.75 billion
(a- EPS estimates given at outlook changed from $0.15–$0.25 to $1.20–$2.00 post 1:8 reverse stock split effective close of trading July 30, 2021

GE expects revenue growth, margin expansion, and higher free cash flow* in 2022, and will provide more detail during fourth quarter earnings and 2022 Outlook.

* Non-GAAP Financial Measure

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

Aviation

	Three months ended September 30			Nine months ended September 30
(in millions)	2021	2020	Year on Year	2021	2020	Year on Year
Orders	$6,900	$4,072	69%	$17,884	$15,259	17%
Revenues	5,398	4,919	10%	15,230	16,196	(6)%
Segment Profit/(Loss)	846	350	F	1,664	665	F
Segment Profit/(Loss) Margin	15.7%	7.1%	860 bps	10.9%	4.1%	680 bps
Orders of $6.9 billion increased 69% reported and 70% organically as Commercial Engines and Commercial Services grew substantially again. Military orders increased, reflecting the HAL F404 order mentioned above. Revenues of $5.4 billion were up 10% reported and organically*. Commercial Services was up significantly with strength in external spares, and Commercial Engines decreased with lower shipments. Military revenue was down marginally. Unit shipments were flat sequentially but up year-over-year. Segment margin of 15.7% expanded by 860 basis points reported and 850 basis points organically*, driven by Commercial Services and operational cost reduction.

Healthcare

	Three months ended September 30			Nine months ended September 30
(in millions)	2021	2020	Year on Year	2021	2020	Year on Year
Orders	$4,973	$4,125	21%	$14,293	$13,662	5%
Revenues	4,339	4,565	(5)%	13,100	13,185	(1)%
Segment Profit/(Loss)	704	738	(5)%	2,203	2,111	4%
Segment Profit/(Loss) Margin	16.2%	16.2%	- bps	16.8%	16.0%	80 bps
Orders of $5.0 billion increased 21% reported and 19% organically, also up double digits versus 3Q'19. Healthcare Systems (HCS) orders increased more than 20% organically year-over-year, growing double-digits in Imaging, Ultrasound, and Life Care Solutions (LCS). Pharmaceutical Diagnostics (PDx) orders grew 6% reported and 8% organically, and increased low single-digits versus 3Q'19. Revenues of $4.3 billion decreased 5% reported and 6% organically* due to ongoing industry-wide supply shortages. HCS organic revenues* declined 8%, which more than offset 8% organic* growth in PDx. Segment margin of 16.2% was flat reported and contracted 60 basis points organically* year-over-year, driven by higher inflation and lower LCS equipment revenue associated with the partnership with Ford to deliver ventilators to the U.S. Department of Health and Human Services. This was partially offset by productivity and higher PDx volume. Even with supply chain challenges, organic margins* are now expected to expand close to 100 bps this year as the team proactively manages sourcing and logistics. Healthcare is well positioned to keep investing in future growth with improving profit and cash flow generation.

Renewable Energy

	Three months ended September 30			Nine months ended September 30
(in millions)	2021	2020	Year on Year	2021	2020	Year on Year
Orders	$6,588	$3,981	65%	$13,312	$10,036	33%
Revenues	4,208	4,525	(7)%	11,505	11,224	3%
Segment Profit/(Loss)	(151)	(51)	U	(484)	(628)	23%
Segment Profit/(Loss) Margin	(3.6)%	(1.1)%	(250) bps	(4.2)%	(5.6)%	140 bps
Orders of $6.6 billion increased 65% reported and organically, driven by Offshore Wind. Onshore Wind orders grew modestly, driven by services and international equipment, and partially offset by lower U.S. equipment due to Production Tax Credit (PTC) dynamics. Revenues of $4.2 billion decreased 7% reported and 9% organically*, largely due to Onshore Wind services with fewer repower deliveries. For the year, GE now expects Renewable Energy revenue outlook to be roughly flat. Segment margin of (3.6)% contracted by 250 basis points reported and organically*. Onshore Wind was slightly positive but down year-over-year, where cost reductions were more than offset by lower U.S. repower volume, mix headwinds as new products ramp and come down the cost curve, and supply chain pressure. Offshore Wind margins remain negative as the business works through legacy projects. In Grid, better execution was more than offset by lower volume. Due mainly to the U.S. PTC impact, free cash flow* is expected to be down and negative this year.

* Non-GAAP Financial Measure

Power

	Three months ended September 30			Nine months ended September 30
(in millions)	2021	2020	Year on Year	2021	2020	Year on Year
Orders	$3,667	$3,388	8%	$12,106	$10,370	17%
Revenues	4,026	4,025	—%	12,242	12,206	—%
Segment Profit/(Loss)	204	148	38%	416	(32)	F
Segment Profit/(Loss) Margin	5.1%	3.7%	140 bps	3.4%	(0.3)%	370 bps
Orders of $3.7 billion increased 8% reported and 6% organically, driven by Gas Power services, Aeroderivative equipment, and Steam, each up double digits. Gas Power equipment orders were down despite booking six more heavy duty gas turbines, largely smaller frame units. Timing for HAs remains uneven across quarters due to disciplined underwriting. Revenues of $4.0 billion were flat reported and decreased 1% organically*. Equipment revenue was down with reduced turnkey scope at Gas Power and the continued exit of new build coal at Steam. Services was up, with Gas Power services up high single-digits, trending better than initial outlook, due to strong long-term service agreement volume. GE now expects Gas Power services to grow high single-digits this year. Segment margin of 5.1% expanded 140 basis points reported and 130 basis points organically*, largely due to positive mix from services and Aeroderivative shipments at Gas Power, as well as margin expansion at Power Conversion. GE remains on track with the continued exit of new build coal in Steam Power.

GE Capital

	Three months ended September 30			Nine months ended September 30
(in millions)	2021	2020	Year on Year	2021	2020	Year on Year
Capital continuing operations	$(142)	$(29)	U	$(887)	$(692)	(28)%
Discontinued operations	611	(48)	F	(2,851)	(1,039)	U
GE Capital Earnings	$469	$(78)	F	$(3,739)	$(1,731)	U

(in billions)	September 30, 2021	December 31, 2020	Variance
GE Capital continuing operations assets	$66.3	$77.7	$(11.4)
Continuing operations and adjusted continuing operations* generated a net loss of $0.1 billion, unfavorable compared to 3Q'20, driven primarily by the non-repeat of prior year tax benefits. This result was partially offset by the discontinuation of preferred dividend payments, which are now a GE Industrial obligation.

Discontinued operations, which were favorable year-over-year, generated a net gain of $0.6 billion, primarily due to the recent increase in AerCap's stock price, which is updated quarterly.

GE Capital continuing operations ended the quarter with $66.3 billion of assets, including $7.0 billion of liquidity.

* Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically GE Industrial organic revenues by segment; GE Industrial organic revenues; Healthcare Systems organic revenues; and PDx organic revenues, (2) profit, specifically GE Industrial organic profit and profit margin by segment; Adjusted GE Industrial profit and profit margin (excluding certain items); Adjusted GE Industrial organic profit and profit margin; Adjusted earnings (loss); and Adjusted earnings (loss) per share (EPS), (3) cash flows, specifically GE Industrial free cash flows (FCF) and GE Industrial rebaselined FCF, and (4) outlook, specifically 2021 Adjusted EPS; and 2021 GE Industrial free cash flows.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(Dollars in millions)	Revenues			Segment profit (loss)			Profit margin
Three months ended September 30	2021	2020	V%	2021	2020	V%	2021	2020	V Bps
Aviation (GAAP)	$5,398	$4,919	10%	$846	$350	F	15.7%	7.1%	860bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	12		—	(12)
Less: foreign currency effect	(9)	—		(13)	—
Aviation organic (Non-GAAP)	$5,408	$4,908	10%	$858	$362	F	15.9%	7.4%	850bps

Healthcare (GAAP)	$4,339	$4,565	(5)%	$704	$738	(5)%	16.2%	16.2%	—bps
Less: acquisitions	—	(23)		(9)	(13)
Less: business dispositions	—	21		—	(2)
Less: foreign currency effect	49	—		31	—
Healthcare organic (Non-GAAP)	$4,289	$4,567	(6)%	$681	$753	(10)%	15.9%	16.5%	(60)bps

Renewable Energy (GAAP)	$4,208	$4,525	(7)%	$(151)	$(51)	U	(3.6)%	(1.1)%	(250)bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	101	—		(4)	—
Renewable Energy organic (Non-GAAP)	$4,106	$4,525	(9)%	$(147)	$(51)	U	(3.6)%	(1.1)%	(250)bps

Power (GAAP)	$4,026	$4,025	—%	$204	$148	38%	5.1%	3.7%	140bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	39	—		6	—
Power organic (Non-GAAP)	$3,988	$4,025	(1)%	$198	$148	34%	5.0%	3.7%	130bps

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
(Dollars in millions)	Revenues			Segment profit (loss)			Profit margin
Nine months ended September 30	2021	2020	V%	2021	2020	V%	2021	2020	V Bps
Aviation (GAAP)	$15,230	$16,196	(6)%	$1,664	$665	F	10.9%	4.1%	680bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	48		—	(48)
Less: foreign currency effect	13	—		(28)	—
Aviation organic (Non-GAAP)	$15,217	$16,148	(6)%	$1,691	$713	F	11.1%	4.4%	670bps

Healthcare (GAAP)	$13,100	$13,185	(1)%	$2,203	$2,111	4%	16.8%	16.0%	80bps
Less: acquisitions	18	(73)		(5)	(35)
Less: business dispositions	—	911		—	373
Less: foreign currency effect	335	—		110	—
Healthcare organic (Non-GAAP)	$12,747	$12,348	3%	$2,098	$1,773	18%	16.5%	14.4%	210bps

Renewable Energy (GAAP)	$11,505	$11,224	3%	$(484)	$(628)	23%	(4.2)%	(5.6)%	140bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	33		—	(4)
Less: foreign currency effect	438	—		(41)	—
Renewable Energy organic (Non-GAAP)	$11,066	$11,191	(1)%	$(443)	$(624)	29%	(4.0)%	(5.6)%	160bps

Power (GAAP)	$12,242	$12,206	—%	$416	$(32)	F	3.4%	(0.3)%	370bps
Less: acquisitions	—	—		—	—
Less: business dispositions	—	15		—	2
Less: foreign currency effect	237	—		(25)	—
Power organic (Non-GAAP)	$12,005	$12,191	(2)%	$441	$(34)	F	3.7%	(0.3)%	400bps

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. We also believe presenting organic revenues* and organic profit* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial companies.

GE INDUSTRIAL ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2021	2020	V%	2021	2020	V%
GE Industrial revenues (GAAP)	$17,821	$17,918	(1)%	$51,637	$52,828	(2)%
Less: acquisitions	—	(15)		18	(61)
Less: business dispositions	—	57		—	1,393
Less: foreign currency effect	185	—		1,042	—
GE Industrial organic revenues (Non-GAAP)	$17,636	$17,876	(1)%	$50,577	$51,496	(2)%
We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

HEALTHCARE SYSTEMS ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2021	2020	V%	2021	2020	V%
Healthcare Systems revenues (GAAP)	$3,832	$4,085	(6)%	$11,572	$11,056	5%
Adjustments:
Less: acquisitions	—	(23)		—	(69)
Less: business dispositions	—	—		—	—
Less: foreign currency effect	39	—		281	—
Healthcare Systems organic revenues (Non-GAAP)	$3,792	$4,108	(8)%	$11,291	$11,125	1%

*Non-GAAP Financial Measure

PDX ORGANIC REVENUES (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2021	2020	V%	2021	2020	V%
PDx revenues (GAAP)	$507	$480	6%	$1,528	$1,300	18%
Less: acquisitions	—	—		18	(4)
Less: business dispositions	—	21		—	81
Less: foreign currency effect	10	—		54	—
PDx organic revenues (Non-GAAP)	$497	$459	8%	$1,456	$1,222	19%
We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

ADJUSTED GE INDUSTRIAL PROFIT AND PROFIT MARGIN	Three months ended September 30			Nine months ended September 30
(EXCLUDING CERTAIN ITEMS) (NON-GAAP) (Dollars in millions)	2021	2020	V%	2021	2020	V%
GE Industrial total revenues (GAAP)	$17,821	$17,918	(1)%	$51,637	$52,828	(2)%

Costs
GE Industrial total costs and expenses (GAAP)	$17,347	$18,705	(7)%	$52,348	$56,943	(8)%
Less: GE Industrial interest and other financial charges	225	313		753	1,016
Less: debt extinguishment costs	—	—		645	63
Less: non-operating benefit costs	426	603		1,376	1,815
Less: restructuring & other	64	91		402	523
Less: Steam asset impairment	—	363		—	363
Less: SEC settlement charge	—	100		—	100
Less: goodwill impairments	—	—		—	728
Add: noncontrolling interests	16	(51)		22	(161)
Adjusted GE Industrial costs (Non-GAAP)	$16,648	$17,185	(3)%	$49,194	$52,174	(6)%

Other Income
GE Industrial other income (GAAP)	$420	$(509)	F	$1,760	$8,481	(79)%
Less: gains (losses) on equity securities	412	(669)		1,256	(4,527)
Less: restructuring & other	—	—		7	—
Less: gains (losses) on purchases and sales of business interests	(156)	28		(159)	12,431
Adjusted GE Industrial other income (Non-GAAP)	$165	$132	25%	$656	$577	14%

GE Industrial profit (loss) (GAAP)	$894	$(1,296)	F	$1,048	$4,366	(76)%
GE Industrial profit (loss) margin (GAAP)	5.0%	(7.2)%	1,220bps	2.0%	8.3%	(630)bps

Adjusted GE Industrial profit (loss) (Non-GAAP)	$1,337	$865	55%	$3,099	$1,231	F
Adjusted GE Industrial profit (loss) margin (Non-GAAP)	7.5%	4.8%	270bps	6.0%	2.3%	370bps

We believe that adjusting industrial profit to exclude the effects of items that are not closely associated with ongoing operations provides management and investors with a meaningful measure that increases the period-to-period comparability. Gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities.

ADJUSTED GE INDUSTRIAL ORGANIC PROFIT	Three months ended September 30			Nine months ended September 30
(NON-GAAP) (Dollars in millions)	2021	2020	V%	2021	2020	V%
Adjusted GE Industrial profit (loss) (Non-GAAP)	$1,337	$865	55%	$3,099	$1,231	F
Less: acquisitions	(9)	5		(5)	22
Less: business dispositions	—	(2)		—	354
Less: foreign currency effect	24	—		30	—
Adjusted GE Industrial organic profit (loss) (Non-GAAP)	$1,322	$861	54%	$3,074	$855	F

Adjusted GE Industrial profit (loss) margin (Non-GAAP)	7.5%	4.8%	270bps	6.0%	2.3%	370bps
Adjusted GE Industrial organic profit (loss) margin (Non-GAAP)	7.5%	4.8%	270bps	6.1%	1.7%	440bps

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(Dollars in millions)	2021	2020	V%	2021	2020	V%
Consolidated earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$603	$(1,132)	F	$(2)	$3,848	U
Add: Accretion of redeemable noncontrolling interests (RNCI)	(9)	(6)		(9)	(141)
Less: GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	(142)	(29)		(887)	(692)
GE Industrial earnings (loss) (Non-GAAP)	$735	$(1,109)	F	$877	$4,399	(80)%
Non-operating benefits costs (pre-tax) (GAAP)	(426)	(603)		(1,376)	(1,815)
Tax effect on non-operating benefit costs	90	127		289	381
Less: non-operating benefit costs (net of tax)	(337)	(476)		(1,087)	(1,434)
Gains (losses) on purchases and sales of business interests (pre-tax)	(156)	28		(159)	12,431
Tax effect on gains (losses) on purchases and sales of business interests	30	(25)		31	(1,253)
Less: gains (losses) on purchases and sales of business interests (net of tax)	(126)	3		(128)	11,178
Restructuring & other (pre-tax)	(64)	(91)		(395)	(523)
Tax effect on restructuring & other	7	27		36	118
Less: restructuring & other (net of tax)	(57)	(63)		(359)	(405)
Steam asset impairments (pre-tax)	—	(363)		—	(363)
Tax effect on Steam asset impairments	—	37		—	37
Less: Steam asset impairments (net of tax)	—	(326)		—	(326)
Gains (losses) on equity securities (pre-tax)	412	(669)		1,256	(4,527)
Tax effect on gains (losses) on equity securities(a)	78	122		155	934
Less: gains (losses) on equity securities (net of tax)	490	(547)		1,411	(3,593)
Goodwill impairments (pre-tax)	—	—		—	(728)
Tax effect on goodwill impairments	—	—		—	(23)
Less: goodwill impairments (net of tax)	—	—		—	(751)
Debt extinguishment costs (pre-tax)	—	—		(645)	(63)
Tax effect on debt extinguishment costs	—	—		135	13
Less: debt extinguishment costs (net of tax)	—	—		(510)	(50)
Less: SEC settlement charge (pre-tax and net of tax)	—	(100)		—	(100)
Less: Accretion of RNCI (pre-tax and net of tax)	(9)	(6)		(9)	(141)
Less: GE Industrial U.S. tax reform enactment adjustment	—	(51)		—	(51)
Adjusted GE Industrial earnings (loss) (Non-GAAP)	$775	$458	69%	$1,559	$73	F

GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$(142)	$(29)	U	$(887)	$(692)	(28)%
Debt extinguishment costs (pre-tax)	—	—		(771)	(143)
Tax effect on debt extinguishment costs	—	—		162	24
Less: debt extinguishment costs (net of tax)	—	—		(609)	(119)
Less: GE Capital tax benefit related to BioPharma sale	—	8		—	96
Less: GE Capital tax loss related to GECAS sale	—	—		(44)	—
Less: GE Capital U.S. tax reform enactment adjustment	—	2		8	2
Adjusted GE Capital earnings (loss) (Non-GAAP)	$(142)	$(39)	U	$(243)	$(671)	64%

Adjusted GE Industrial earnings (loss) (Non-GAAP)	$775	$458	69%	$1,559	$73	F
Add: Adjusted GE Capital earnings (loss) (Non-GAAP)	(142)	(39)	U	(243)	(671)	64%
Adjusted earnings (loss) (Non-GAAP)	$633	$419	51%	$1,316	$(598)	F

(a) Included tax benefits available to offset the tax on gains in equity securities.

ADJUSTED EARNINGS (LOSS) PER SHARE (EPS)	Three months ended September 30			Nine months ended September 30
(NON-GAAP) (In dollars)	2021	2020	V%	2021	2020	V%
Consolidated EPS from continuing operations attributable to GE common shareholders (GAAP)	$0.55	$(1.03)	F	$—	$3.52	U
Add: Accretion of redeemable noncontrolling interests (RNCI)	(0.01)	(0.01)		(0.01)	(0.13)
Less: GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	(0.13)	(0.03)		(0.81)	(0.63)
GE Industrial EPS (Non-GAAP)	$0.67	$(1.01)	F	$0.80	$4.02	(80)%
Non-operating benefits costs (pre-tax) (GAAP)	(0.39)	(0.55)		(1.25)	(1.66)
Tax effect on non-operating benefit costs	0.08	0.12		0.26	0.35
Less: non-operating benefit costs (net of tax)	(0.30)	(0.43)		(0.99)	(1.31)
Gains (losses) on purchases and sales of business interests (pre-tax)	(0.14)	0.03		(0.14)	11.36
Tax effect on gains (losses) on purchases and sales of business interests	0.03	(0.02)		0.03	(1.14)
Less: gains (losses) on purchases and sales of business interests (net of tax)	(0.11)	—		(0.12)	10.21
Restructuring & other (pre-tax)	(0.06)	(0.08)		(0.36)	(0.48)
Tax effect on restructuring & other	0.01	0.03		0.03	0.11
Less: restructuring & other (net of tax)	(0.05)	(0.06)		(0.33)	(0.37)
Steam asset impairments (pre-tax)	—	(0.33)		—	(0.33)
Tax effect on Steam asset impairments	—	0.03		—	0.03
Less: Steam asset impairments (net of tax)	—	(0.30)		—	(0.30)
Gains (losses) on equity securities (pre-tax)	0.37	(0.61)		1.14	(4.14)
Tax effect on gains (losses) on equity securities	0.07	0.11		0.14	0.85
Less: gains (losses) on equity securities (net of tax)	0.44	(0.50)		1.29	(3.28)
Goodwill impairments (pre-tax)	—	—		—	(0.67)
Tax effect on goodwill impairments	—	—		—	(0.02)
Less: goodwill impairments (net of tax)	—	—		—	(0.69)
Debt extinguishment costs (pre-tax)	—	—		(0.59)	(0.06)
Tax effect on debt extinguishment costs	—	—		0.12	0.01
Less: debt extinguishment costs (net of tax)	—	—		(0.46)	(0.05)
Less: SEC settlement charge (pre-tax and net of tax)	—	(0.09)		—	(0.09)
Less: Accretion of RNCI (pre-tax and net of tax)	(0.01)	(0.01)		(0.01)	(0.13)
Less: GE Industrial U.S. tax reform enactment adjustment	—	(0.05)		—	(0.05)
Adjusted GE Industrial EPS (Non-GAAP)	$0.70	$0.42	67%	$1.42	$0.07	F

GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	$(0.13)	$(0.03)	U	$(0.81)	$(0.63)	(29)%
Debt extinguishment costs (pre-tax)	—	—		(0.70)	(0.13)
Tax effect on debt extinguishment costs	—	—		0.15	0.02
Less: debt extinguishment costs (net of tax)	—	—		(0.55)	(0.11)
Less: GE Capital tax benefit related to BioPharma sale	—	0.01		—	0.09
Less: GE Capital tax loss related to GECAS sale	—	—		(0.04)	—
Less: GE Capital U.S. tax reform enactment adjustment	—	—		0.01	—
Adjusted GE Capital EPS (Non-GAAP)	$(0.13)	$(0.04)	U	$(0.22)	$(0.61)	64%

Adjusted GE Industrial EPS (Non-GAAP)	$0.70	$0.42	67%	$1.42	$0.07	F
Add: Adjusted GE Capital EPS (Non-GAAP)	(0.13)	(0.04)	U	(0.22)	(0.61)	64%
Adjusted EPS (Non-GAAP)	$0.57	$0.38	50%	$1.20	$(0.55)	F

Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost of our pension and other benefit plans are included in adjusted earnings (loss)*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance, and we manage these separately from the operational performance of our businesses. Gains (losses) and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring and other activities. We believe that the retained costs in Adjusted earnings (loss)* provides management and investors a useful measure to evaluate the performance of the total company, and increases period-to-period comparability. We believe that presenting Adjusted Industrial earnings (loss)* separately for our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.
*Non-GAAP Financial Measure

GE INDUSTRIAL FREE CASH FLOWS (FCF) AND GE INDUSTRIAL REBASELINED FCF (NON-GAAP)	Three months ended September 30			Nine months ended September 30
(In millions)	2021	2020	V$	2021	2020	V$
GE Industrial CFOA (GAAP)	$1,690	$90	$1,600	$(832)	$(3,175)	$2,343
Add: gross additions to property, plant and equipment	(297)	(300)		(896)	(1,302)
Add: gross additions to internal-use software	(28)	(26)		(76)	(121)
Less: CFOA impact from factoring programs discontinued as of April 1, 2021	(362)	—		(3,067)	—
Less: taxes related to business sales	—	(749)		(6)	(837)
GE Industrial free cash flows (Non-GAAP)	$1,727	$514	$1,213	$1,270	$(3,761)	$5,031
Less: prior period CFOA impact from factoring programs discontinued as of April 1, 2021(a)	—	613		(765)	(1,022)
GE Industrial rebaselined free cash flows (Non-GAAP)	$1,727	$(100)	$1,826	$2,035	$(2,740)	$4,774

(a) Represents the CFOA impact from cash that GE Industrial would have otherwise collected had customer receivables not been previously sold in factoring programs that have now been discontinued.
We believe investors may find it useful to compare GE's Industrial free cash flows* performance without the effects of cash used for taxes related to business sales and the factoring program discontinuation. We believe this measure will better allow management and investors to evaluate the capacity of our industrial operations to generate free cash flows.

2021 OUTLOOK: 2021 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2021 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions, the timing and magnitude of the financial impact related to the mark-to-market of our remaining investment in Baker Hughes, and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2021 OUTLOOK: 2021 GE INDUSTRIAL FREE CASH FLOWS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for GE Industrial free cash flows* in 2021 without unreasonable effort due to the uncertainty of timing of deal taxes related to business sales.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy; our expected financial performance, including cash flows, revenues, organic growth, margins, earnings and earnings per share; macroeconomic and market conditions and volatility; planned and potential business or asset dispositions, including our plan to combine our GE Capital Aviation Services (GECAS) business with AerCap Holdings; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; GE's and GE Capital's funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•the continuing severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic, of businesses' and governments' responses to the pandemic and of individual factors such as aviation passenger confidence on our operations and personnel, and on commercial activity and demand across our and our customers' businesses, and on global supply chains;
•the extent to which the COVID-19 pandemic and related impacts, including global supply chain disruptions, will continue to adversely impact our business operations, financial performance, results of operations, financial position, the prices of our securities and the achievement of our strategic objectives;
•our success in executing and completing asset dispositions or other transactions, including our plan to combine our GECAS business with AerCap and our plan to exit our equity ownership position in Baker Hughes, the timing of closing for such transactions, the ability to satisfy closing conditions, and the expected proceeds, consideration and benefits to GE;
•changes in macroeconomic and market conditions and market volatility (including developments and volatility arising from the COVID-19 pandemic), including inflation, interest rates, the value of securities and other financial assets (including our equity ownership position in Baker Hughes and the equity ownership position that we will hold in AerCap after completing our announced plan to combine GECAS with AerCap), oil, natural gas and other commodity prices and exchange rates, and the impact of such changes and volatility on our financial position and businesses;
•our de-leveraging and capital allocation plans, including with respect to actions to reduce our indebtedness, the timing and amount of GE dividends, organic investments, and other priorities;
•further downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our liquidity, funding profile, costs and competitive position;
•GE's liquidity and the amount and timing of our GE Industrial cash flows and earnings, which may be impacted by customer, supplier, competitive, contractual and other dynamics and conditions;
•GE Capital's capital and liquidity needs, including in connection with GE Capital's run-off insurance operations and discontinued operations such as Bank BPH, the amount and timing of any required capital contributions and any strategic actions that we may pursue; the impact of conditions in the financial and credit markets on GE Capital's ability to sell financial assets; the availability and cost of funding; and GE Capital's exposure to particular counterparties and markets, including through GECAS to the aviation sector and adverse impacts related to COVID-19;
•global economic trends, competition and geopolitical risks, including changes in the rates of investment or economic growth in key markets we serve, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies;
•market developments or customer actions that may affect demand and the financial performance of major industries and customers we serve, such as secular, cyclical and competitive pressures in our Power business; pricing, the timing of customer investment and other factors in renewable energy markets; demand for air travel and other dynamics related to the COVID-19 pandemic; conditions in key geographic markets; and other shifts in the competitive landscape for our products and services;
•operational execution by our businesses, including the operations and execution of our Power and Renewable Energy businesses, and the performance of our Aviation business;
•changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation and incentives related to climate change (including extension of the U.S. wind Production Tax Credit), and the effects of tax law changes;
•our decisions about investments in new products, services and platforms, and our ability to launch new products in a cost-effective manner;
•our ability to increase margins through implementation of operational changes, restructuring and other cost reduction measures;
•the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom and other investigative and legal proceedings;
•the impact of actual or potential failures of our products or third-party products with which our products are integrated, and related reputational effects;
•the impact of potential information technology, cybersecurity or data security breaches at GE or third parties; and
•the other factors that are described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as such descriptions may be updated or amended in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

This release includes certain forward-looking projected financial information that is based on current estimates and forecasts, and actual results could differ materially. Refer also to the webcast of our investor conference later this morning for additional discussion of our outlook and uncertainties that could cause our future results to be different than our current expectations.

Our financial services business is operated by GE Capital Global Holdings, LLC (GECGH). In this document, we refer to GECGH and our financial services business as “GE Capital”. We refer to the industrial businesses of the Company as GE Industrial.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional Financial Information

Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast

GE will discuss its results during its investor conference call today starting at 8:00 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE

GE (NYSE:GE) rises to the challenge of building a world that works. For more than 125 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more efficiently, reliably, and safely. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Mary Kate Mullaney, 202.304.6514
marykate.nevin@ge.com